                                          Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-70140



                          PROSPECTUS SUPPLEMENT NO. 3
                     (TO PROSPECTUS DATED OCTOBER 12, 2001)

                                  $880,000,000

                             NOVELLUS SYSTEMS, INC.

                     LIQUID YIELD OPTION(TM) NOTES DUE 2031
                         (ZERO COUPON -- SUBORDINATED)

     This prospectus supplement relates to the resale by the selling securityholders of Liquid Yield Option(TM) Notes (Zero Coupon -- Subordinated) due 2031 (the "LYONs") of Novellus Systems, Inc. and the shares of common stock issuable upon the conversion and/or redemption of the LYONs.

     This prospectus supplement should be read in conjunction with the prospectus dated October 12, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The following information replaces in its entirety the information provided in the prospectus under the caption "Selling Security Holders."

                            SELLING SECURITY HOLDERS

     The LYONs were originally issued by us and sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated in a transaction exempt from the registration requirements of the Securities Act. Merrill Lynch resold the LYONs to persons believed by Merrill Lynch to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) in a transaction also exempt from the registration requirements of the Securities Act. The selling security holders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the LYONs and the shares of common stock issuable upon conversion and/or redemption of the LYONs.

     Any or all of the LYONs or common stock issuable upon conversion and/or redemption of the LYONs may be offered for sale pursuant to this prospectus by the selling security holders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common stock that will be held by the selling security holders upon consummation of any such sales. The names of each selling security holder, the principal amount of LYONs that may be offered by such selling security holder pursuant to this prospectus and the number of shares of common stock into which such LYONs are convertible will be set forth in a prospectus supplement, if required. Unless described in the prospectus supplement, none of the selling security holders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

     Because the selling security holders may offer all, some or none of their LYONs or the underlying common stock from time to time, we cannot estimate the amount of the LYONs or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."

                                                                               COMMON
                                              AGGREGATE                        STOCK
                                           PRINCIPAL AMOUNT                 BENEFICIALLY       COMMON
                                             OF LYONS AT      PERCENTAGE       OWNED           STOCK
                                            MATURITY THAT      OF LYONS       PRIOR TO       REGISTERED
        NAME OF BENEFICIAL OWNER            MAY BE SOLD(1)    OUTSTANDING    CONVERSION      HEREBY(2)
        ------------------------           ----------------   -----------   ------------     ----------
Credit Suisse First Boston Corp. ........    $102,300,000        11.63%            --         1,339,623
KBC Financial Products (Cayman
  Islands)...............................      65,140,000         7.40%            --           853,011
Wilmington Trust Company as Owner Trustee
  for the Forrestal Funding Master.......      65,000,000         7.39%            --           851,178
Merrill Lynch Pierce Fenner & Smith,
  Inc.(3)................................      60,425,000         6.87%            --           791,268
Amaranth Securities LLC..................      53,500,000         6.08%            --           700,585
UBS AG London Branch.....................      51,000,000         5.80%            --           667,847
TD Securities (USA) Inc. ................      50,000,000         5.68%            --           654,752
Deutsche Banc Alex Brown, Inc. ..........      32,500,000         3.69%            --           425,589
Lehman Brothers
  International -- Europe................      25,000,000         2.84%            --           327,376
MLQA Convertible Securities Arbitrage
  Ltd. ..................................      25,000,000         2.84%            --           327,376
Royal Bank of Canada.....................      25,000,000         2.84%        72,472           327,376
D.E. Shaw Valence, L.P. .................      20,000,000         2.27%            --           261,901
Susquehanna Capital Group................      20,000,000         2.27%            --           261,901
Continental Casualty Company.............      13,000,000         1.48%            --           170,236
Continental Assurance Company on Behalf
  of its Separate Account(E).............      12,000,000         1.36%            --           157,140
Marathon Asset Management, LLC...........      12,000,000         1.36%            --           157,140
JMG Triton Offshore Fund, LTD............      11,300,000         1.28%            --           147,974
Granville Capital Corporation............      10,000,000         1.14%            --           130,950
KBC Financial Products USA Inc. .........      10,000,000         1.14%            --           130,950
Merrill Lynch International Limited(4)...      10,000,000         1.14%            --           130,950
Paloma Securities LLC....................       9,000,000         1.02%            --           117,855
UBS O'Connor LLC
  F/B/O UBS Global Equity Arbitrage
  Master Ltd.............................       8,500,000         1.00%            --           111,308
St. Albans Partners Ltd. ................       8,000,000            *             --           104,760
Peoples Benefit Life Insurance Company
  (Teamsters Separate Account)...........       7,000,000            *             --            91,665
Allstate Insurance Company...............       6,000,000(5)         *        245,100(6)         78,570(7)
HBK Master Fund L.P......................       5,000,000            *         73,200            65,475
D.E. Shaw Investments, L.P. .............       5,000,000            *             --            65,475
Morgan Stanley...........................       5,000,000            *             --            65,475
Yield Strategies Fund II, L.P. ..........       4,000,000            *             --            52,380
Allstate Life Insurance Company..........       4,000,000            *          5,100            52,380
State of Oregon/SAIF Corporation.........       3,200,000            *             --            41,904
Zola Partners, LP........................       2,000,000            *             --            26,190
Retail Clerks Pension Trust #2...........       2,000,000            *             --            26,190
Bank of America Pension Plan.............       2,000,000            *             --            26,190
General Motors Welfare Benefit Trust
  (VEBA).................................       2,000,000            *             --            26,190
Retail Clerks Pension Trust..............       2,000,000            *             --            26,190
HSBC Trustee Zola Managed Trust..........       1,200,000            *             --            15,714
Yield Strategies Fund I, L.P. ...........       1,000,000            *             --            13,095
Circlet (IMA) Limited....................       1,000,000            *             --            13,095

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

                                                                               COMMON
                                              AGGREGATE                        STOCK
                                           PRINCIPAL AMOUNT                 BENEFICIALLY       COMMON
                                             OF LYONS AT      PERCENTAGE       OWNED           STOCK
                                            MATURITY THAT      OF LYONS       PRIOR TO       REGISTERED
        NAME OF BENEFICIAL OWNER            MAY BE SOLD(1)    OUTSTANDING    CONVERSION      HEREBY(2)
        ------------------------           ----------------   -----------   ------------     ----------
Duckbill & Co. ..........................       1,000,000            *             --            13,095
Lyxor Master Fund........................         800,000            *             --            10,476
C & H Sugar Company Inc. ................         140,000            *             --             1,833
Aloha Airlines Non-Pilots Pension
  Trust..................................         100,000            *             --             1,310
Hawaiian Airlines Pilots Retirement
  Plan...................................          85,000            *             --             1,113
Aloha Pilots Retirement Trust............          55,000            *             --               720
Hawaiian Airlines Employees Pension Plan
  -- IAM.................................          45,000            *             --               589
Drury University.........................          40,000            *             --               524
Hawaiian Airlines Pension Plan for
  Salaried Employees.....................          10,000            *             --               131
All other holders of LYONs or future
  transferees, pledgees, donees or
  successors of any such holders(8)(9)...     130,660,000        14.85%            --         1,710,998
Total....................................    $880,000,000          100%       318,300        11,523,635

---------------

 *  Less than 1%

(1) Assumes none of the holder's LYONs are converted into shares of Common
    Stock.

(2) Assumes conversion of all of the holder's LYONs at a conversion rate of
    13.09504 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of the LYONs -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(3) Merrill Lynch Pierce Fenner & Smith, Inc. may or may not have acted, from time to time, in a financial investment advisory capacity to Novellus Systems, Inc.

(4) Merrill Lynch International Limited may or may not have acted, from time to time, in a financial investment advisory capacity to Novellus Systems, Inc.

(5) Includes $4,000 beneficially owned by Allstate Life Insurance Company ("ALIC"), a subsidiary of Allstate Insurance Company ("AIC"), and $2,000,000 beneficially owned by AIC.

(6) Includes (1) 5,100 shares of common stock held by ALIC; (2) 7,000 shares of common stock held by Allstate New Jersey Insurance Company, an indirect subsidiary of AIC; and (3) 24,900 shares of common stock and 59,200 shares of common stock held by Agents Pension Plan and Allstate Retirement Plan, respectively, each of which are employer sponsored plans maintained for Allstate employees and agents.

(7) Includes 52,380 shares of common stock beneficially owned by ALIC and 26,190 shares of common stock beneficially owned by AIC.

(8) Information about other selling security holders will be set forth in prospectus supplements, if required.

(9) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     The preceding table has been prepared based upon information furnished to us by the selling security holders named in the table. Information about the selling security holders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 19, 2001.

                                       S-3